SECURED PROMISSORY NOTE



$346,355.86                      Deer Park, Texas                April 30,  1999


         FOR VALUE RECEIVED, B. Tom Carter, Jr. ("Maker") hereby promises to pay to the order of HydroChem Holding, Inc., a Delaware corporation ("Payee"), the principal amount of Three Hundred Forty Six Thousand Three Hundred Fifty Five and 86/100 Dollars ($346,355.86) plus interest thereon at the rate of Five and 28/100 percent (5.28)% compounded annually, and payable as provided herein in lawful money of the United States of America, at Deer Park, Texas, or at such other place as Payee of this Note may from time to time designate by written notice to Maker.

         The principal amount of this Note and all accrued interest thereon shall be due and payable upon the earlier of April 30, 2005 or any termination of Maker's employment with the Payee or Payee's wholly-owned subsidiary, HydroChem Industrial Services, Inc., but not earlier than April 30, 2002.

         Of the principal amount of this Note, Forty Three Thousand Five Hundred Thirty Nine and 00/100 Dollars ($43,539.00) is in full payment for certain shares of the Payee's Class A Common Stock being acquired by the Maker as of the date hereof pursuant to the partial exercise of two stock options each at an exercise price of One Dollar ($1.00) per share. The balance of the principal represents a substitution and replacement of Maker's Secured Promissory Note (including accrued interest thereon) dated April 9, 1998 to Payee as the assignee of HydroChem Industrial Services, Inc.

         Pursuant to a Pledge Agreement of even date herewith between Maker and Payee, and as more specifically described therein, this Note is secured by the pledge of certain shares of common stock of Payee which are owned beneficially and of record by Maker, and which include, but are not limited to, the shares being acquired by the Maker pursuant to the aforementioned stock option exercise.

         This Note may be prepaid in whole or in part without premium or penalty.

         If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, then Maker agrees to pay reasonable attorneys' fees and collection costs to Payee in addition to the principal and interest payable hereunder.

         If default is made in the payment of the principal or interest under this Note, or if a default occurs under any other instrument evidencing or securing payment hereof, then in any one or more such events, the entire principal balance and accrued interest owing hereon shall at once become due and payable, at the option of Payee. Failure to exercise this option




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shall not  constitute a waiver of the right to exercise the same in the event of any subsequent default.

         Maker, signers, sureties, and endorsers of this Note severally waive notice of acceleration of maturity if such shall occur, demand, presentment, notice of dishonor, diligence in collecting, grace, notice and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to Payee.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.


                                                       MAKER:


                                                       /s/ B. Tom Carter, Jr.
                                                       ----------------------
                                                       B. Tom Carter, Jr.
                                                       5956 Sherry Lane
                                                       Suite #930
                                                       Dallas, Texas  75225